Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lamar Advertising Company
We consent to the use of our reports (a) dated February 26, 2010, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (deficit) and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, and (b) our reports dated February 26, 2010, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholder’s equity and comprehensive income (deficit) and cash flows for each of the years in the three-year period ended December 31, 2009 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Baton Rouge, LA
August 17, 2010